Exhibit 99.1

Force Protection, Inc.

Third Quarter 2009 Earnings

November 9, 2009

Operator:                                                                                                                                        Greetings and welcome to the Force Protection Third Quarter 2009 Earnings conference call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, James Palczynski of Integrated Corporate Relations.  Thank you, Mr. Palczynski.  You may begin.

James Palczynski:                                                                                         Thank you.  Good morning, and, or excuse me, good afternoon to everyone, and thank you for joining us.  Before we get started with this afternoon’s conference call, I would like to read the Company’s Safe Harbor language.

Certain statements in today’s call contain forward-looking statements that are not historical facts, including statements about beliefs and expectations.  These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management.  These forward-looking statements include, among other statements, expectations about the demand, orders for and deliveries of our vehicles and products, the statements regarding our Cheetah vehicles in inventory, the increase in the ILAV requirements and our Total Life Cycle Support system, our opportunities in Kuwait, changes in defense spending, our ability to develop new technologies and products and their effectiveness, the execution of our business strategy and strategic transformation, including our cost reduction initiative and our expected financial and operating results, including revenues and cash flow, our base of recurring revenue over the next several years and our liquidity, for future periods.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to the ability to effectively manage the risks in our business, the ability to develop new technologies and products, and the acceptance of these technologies and products, the ability to obtain new orders for our vehicles and products, the impact of the rate of operations in Iraq and Afghanistan, our ability to identify and remedy our internal control weakness and deficiencies, and other risks and factors and cautionary statements listed in our periodic reports filed with the SEC, including the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and as updated in the quarterly report on Form 10-Q for the period ended September 30, 2009.

During this call, we will be referring to “adjusted net income,” “adjusted net income per share” and “adjusted gross margin”, which are non-GAAP financial measures that exclude the Cheetah inventory charge for the M-ATV competition, and related expenses in the third quarter of 2009.  A copy of our earnings press release, along with the accompanying balance sheet and statement of operations, as well as a reconciliation of “adjusted net income”, “adjusted net income per share” and “adjusted gross margin” to the most directly comparable GAAP measures used during this call is available on the Investor Relations section of our website at www.forceprotection.net.

With that out of the way, I would like to now turn the call over to Michael Moody, Force Protection’s Chief Executive Officer.

Michael Moody:                                                                                                          Thank you, James.  Good afternoon everyone, and thank you for joining us on our Third Quarter 2009 Earnings call.  With me today are Charlie Mathis, our Chief Financial Officer, and Randy Hutcherson, Executive Vice-President, Programs, Global Sales and Business Development.

I’d like to start with some comments regarding the third quarter 2009 results.  I will also talk about our base of recurring revenue for the next three to five years, as well as the many opportunities for Force Protection beyond this recurring revenue.  I will cover our views on military spending and the defense budget during this time frame, and comment on our new Ocelot vehicle and potential markets.  Charlie Mathis will cover the financial results for the third quarter in more detail, as well as our recently announced cost reduction initiative.  I’ll ask Randy Hutcherson to update you on key business development opportunities.  I’ll conclude my comments on the strategic direction of Force Protection, and, of course, when we’ve completed these remarks, we’ll open up the call to your questions.

First, the results for the third quarter of 2009:

We said before that we expected revenues for the second half of 2009 to be strong, based on vehicle deliveries of Buffalo and Wolfhound, the independent suspension upgrades, and other support work.  Excluding vehicles shipped by GDLS in earlier periods, the $316 million of revenue in the quarter was a record for Force Protection, and I wanted to say how appreciative I am to the employees of this Company, located here in the United States and abroad, for this achievement.  It is a substantial accomplishment for the Company.  We also expect strong revenue in the fourth quarter.

Our net income for the quarter was $3.2 million after a pre-tax charge for the Cheetah inventory, and associated cost of write-down.  Excluding this one-time charge, our adjusted net income was $16.1 million and our adjusted net income per share was $0.23.

Our Cheetah vehicle was not selected for the M-ATV competition.  As we’ve discussed, we had committed to materials and purchase orders and began the process of building 50 Cheetah vehicles to meet the competition requirement of a warm production line, and in anticipation of an award valued in excess of $2 billion.  We recognized that we would have to find other customers for these vehicles if we did not win the competition.  We’re still actively pursuing other opportunities with potential customers.  Randy will cover this in more detail later in the call.

However, we have also taken action to reduce our exposure.  Some inventory has been adapted for other programs, we have been able to cancel some purchases, and we have written down the remaining inventory to a carrying value of $3.3 million.  In doing so, we’ve substantially reduced the risk to future periods associated with this remaining inventory.

Also coming out of this M-ATV competition we have reviewed our relationship with General Dynamics Land Systems.  We continue to have a good relationship with GDLS, but now see this relationship as the close prime sub-relationship that it is under the Force Protection MRAP contract.  We will look to work with General Dynamics where that is beneficial to our shareholders and is likely to increase our likelihood of success in winning awards or delivering superior performance to the customer.

We are not satisfied with the gross margins for the third quarter.  We have been reducing expenses and announced a cost reduction initiative at the end of the quarter to better align our infrastructure to our expected mix of business.  Our expense reduction initiatives cover direct expenses, overheads, and general and administrative expenses.  General and administrative expenses have started to come down, and we’re looking to further reduce costs over the next six to twelve months.  Charlie Mathis will cover this in more detail.

Looking into the next few years, we believe there is a solid baseline of recurring revenue that we can build on with Buffalo vehicle deliveries and Total Life Cycle Support revenues as the foundation.  I will cover this later on, but before I do that, let me say a few words on our current views of the defense budget and military spending.

We certainly see defense spending changing.  In addition to general pressure on the budget, we see a return to base budgets versus supplemental funding.  We also expect to see procurement goals that carry the message to our services to fully utilize the capability of existing platforms.  Pressure on big budget programs could work to our advantage, if we have viable and economical solutions to changing requirements and threats.  This should benefit both service and support work, as well as create opportunities for further platform upgrades which are cost effective.  Because of our special technology and skills, we can add value to a variety of customers and OEMs.

I wanted to address some questions around the campaign in Afghanistan.  It is an extremely challenging time for our troops as they transition and readjust from Iraq to Afghanistan.  Defense contractors are also challenged by this transition, particularly at a time of budgetary pressure.  However, Force Protection is particularly well placed in this environment.  Our vehicles are being deployed to Afghanistan and are performing well, and are likely to continue to do so.  Upgrades and modernization are underway as we respond to the changing conditions.  We’re doing all we can to ensure that we, our vehicles and services have a long-term presence with the various military forces.

There are also questions regarding the future of the campaign in Afghanistan.   As a key survivability solutions provider, particularly in dealing with IED’s and mines, Force Protection’s services and products are expected to continue to be highly sought after.  IED’s and roadside mines are not going away, and the need to save the lives of our men and women in harm’s way will continue, so will the need to prepare for such threats, even if we were to fully withdraw from Iraq and Afghanistan.

Force Protection is going forward with our strategy of transforming into a diversified survivability solutions provider.  Even before we capitalize on our new opportunities we see a recurring revenue base for the next three to five years of at least $400 to $500 million.  This base revenue includes Buffalo and foreign vehicle sales, further independent suspension upgrades, as well as other modernization efforts, C4ISR upgrades and enhancements, and solutions to meet full mission-capable requirements.  Realigning our infrastructure properly behind our business opportunities and fully capitalizing on our existing platforms and products will ensure we capture this base revenue.

Developing the Ocelot demonstrates that Force Protection has the people and fundamental survivability knowledge to provide innovative solutions to the evolving threats.  The Ocelot was debuted at the DSEI trade show in the United Kingdom in early September.  It was developed for the proposed Light Protected Patrol Vehicle program in the United Kingdom for the MoD as it looks to replace Snatch Land Rovers.  Our wholly owned subsidiary, Force Protection Europe, teamed with Ricardo UK Limited, one of the world’s leading automotive engineering companies, to develop the Ocelot in less than six months.  In addition to high levels of survivability, the modular design of this vehicle is a major step forward in operating efficiencies.

We see that the Ocelot fits with the continued evolution of ground combat vehicle needs.  In addition to the UK LPPV program, there are other current international requirements for the Ocelot.  Going forward, we believe that there will be future requirements in the United States and internationally for a light-weight solution such as this, with high levels of survivability and mobility.  Randy Hutcherson will go into more detail regarding those opportunities later in the call.

Now I’d like to turn the call over to Charlie Mathis to discuss the third quarter results.  Charlie?

Charlie Mathis:                                                                                                         Thank you, Michael, and good afternoon to everyone.  For the third quarter ending September 30, 2009, net sales were $316.2 million versus $343.3 million in the third quarter of 2008.  For the quarter, we delivered a total of 110 vehicles compared to 304 vehicles in the third quarter of 2008.  GDLS also delivered 140 Cougar vehicles in the third quarter of 2008.

We shipped a record 51 Buffalos in the third quarter of 2009, versus 22 in the third quarter of 2008.  Net sales for the Buffalo vehicles were over $50 million for the quarter.  We expect another strong quarter of Buffalo deliveries in the fourth quarter, significant additional orders by the end of the year and deliveries of over 100 Buffalos in 2010.

We delivered 52 Wolfhound vehicles to the United Kingdom, and another seven Cougar variants in the third quarter of 2009, compared to 282 Cougar and variants in the third quarter of 2008.  We expect to substantially complete the remaining deliveries of the initial Wolfhound order by year end.

Net sales for Total Life Cycle Support increased to $230 million in the third quarter of 2009, compared to $72.2 million in the third quarter of 2008.

The third quarter of 2009 includes $23.4 million of Force Armor external ballistic kits, and $68.9 million of ISS modernization kits.  The sales of Force Armor kits complete the initial order of approximately $40 million.  We have delivered less than 50% of the ISS modernization kits, but expect to be substantially completed by the end of the year.  Both of these products are new revenue streams in 2009, for which we had no comparable sales in 2008.

Gross profit margins decreased from 18.6% in the third quarter of 2008, to 8.4% in the third quarter of 2009.  Adjusted gross profit margins, which exclude the $19.3 million write-down of Cheetah inventory and associated costs, were 14.5% in the third quarter of 2009.

As Michael stated, we are not satisfied with our gross margins.  There are a number of initiatives we have implemented to ensure higher gross margins in the future.  This includes our announced cost reduction initiative focused on realigning our costs to meet our current business mix.  I will speak in more detail about this later, but our ability to generate higher gross margins is also dependent on our ability to price our government proposals more effectively, to successfully negotiate with DCAA on our overhead rates and undefinitized contracts, and our ability to lower our cost of quality through improvements in our manufacturing processes.  We have undertaken initiatives on all these fronts, but let me focus on our cost reduction initiative.

Manufacturing, engineering and other indirect costs associated with fewer vehicle deliveries continued to impact our gross margins for the third quarter.  We announced a cost reduction initiative at the end of the quarter to address the operational realignment and overhead reductions related to the changing mix of our business.  We are currently on plan with this $40 million initiative, and expect to be completed in the first half of 2010.  The benefit of the cost reduction initiative is expected to begin in the fourth quarter of 2009, and accelerate in subsequent quarters.

The plan focuses not only on reducing indirect labor costs, but also costs related to our supply chain and corporate infrastructure.  Let me give an example of what I am referring to.  When our vehicle production requirements were high, we outsourced the task of delivering a portion of our spares to a third party logistics provider.  We did not have the space to perform the work efficiently in our facility.  We incurred significant costs to have this performed by a third party.  We now expect to generate significant savings by performing this activity in-house, as well as improving quality and delivery times to our customers.

To continue on the topic of expense reductions, total general and administrative expenses were $19.2 million for the third quarter of 2009 versus $27.8 million in the third quarter of 2008.  Included in the third quarter were approximately $0.6 million of severance costs related to our cost reduction initiative.  The 31% reduction in spending quarter-over-quarter occurred mainly in the areas of legal, accounting, consulting, and other service expenses.  We were successful in lowering these costs from very high levels, and are confident we can continue to reduce spending in the area of general and administrative expenses in the future.

On the other hand, spending reductions have not affected our commitment to significantly strengthen the areas of program management, business development, and marketing, increase our presence in Washington DC, the UK and the Middle East, or affect our willingness to invest in bid and proposal activities on several large programs.  We regard these expenses as an investment in our future.

Another investment in our future is research and development spending.  Total research and development expenses during the quarter were $4.2 million versus

$4.3 million in the year ago quarter.  R&D spending for the third quarter of 2009 covered a broad range of initiatives with key expenditure areas being the development efforts on the Ocelot vehicle, the incorporation of innovative Force Protection survivability solutions into the Ocelot and current products, the development and testing of new and improved armor kits, and continued development and integration of an open architecture C4ISR system.  In addition to these projects, we continued to upgrade our testing capabilities.  The ability to test all blast and ballistic threats will allow us to speed up new product development and ensure the highest levels of survivability prior to submitting products for government testing.  Force Protection continues to invest in these areas so our customers around the world can rely on our test results and recommendations regarding survivability.  We are confident that these investments in new products and R&D capabilities will lead to new revenue streams.

One final piece of good news on our expense reduction efforts relates to our income tax expense for the quarter.  The effective tax rate for the quarter was 2.7% compared to 38% in the third quarter of 2008.  We have initiated numerous tax projects over the last year from which we realized a significant portion of the benefit in this quarter.   These tax projects are related to research and development tax credits, the Domestic Production Activities Deduction, or DPAD, and other credits and deductions that were available to us.

After expenses, we reported third quarter 2009 operating income of $3.1 million versus $31.7 million for the third quarter of 2008.  Excluding the $19.3 million charge related to Cheetah vehicles, the adjusted net income was $22.4 million for the third quarter of 2009.

Net income per diluted share for the third quarter of 2009 was $0.05 on net income of $3.2 million versus $0.29 per diluted share on net income of $19.9 million in the third quarter of 2008.  Excluding the charges related to Cheetah vehicles, adjusted net income per diluted share for the third quarter of 2009 was $0.23.

Operating activity generated $3.6 million of cash for the third quarter of 2009 compared to $8.6 million of net cash generated in the third quarter of 2008.  The Cheetah inventory impacted the amount of cash generated.  Working capital has been steady over the year, but should begin to decrease in the coming year.  Our greatest challenge in maintaining our working capital balance is definitizing certain large contracts so that we can bill and collect 100% of the contract price in a timely manner.

Capital expenditures year to date were $8.7 million, approximately $1.3 million less than the capital expenditures for the same period last year.  Currently, the company does not anticipate any large capital expenditures at any of its facilities

in the foreseeable future.   With significant cash on our strong balance sheet, no debt, and a $40 million credit facility, we have ample liquidity going into 2010.

With that, I would now like to turn the call back over to Michael.

Michael Moody:                                                                                                          Thank you, Charlie.  I would like to now have Randy Hutcherson provide comments on Force Protection’s business development and program efforts.  Randy?

Randy Hutcherson:                                                                                       Thank you, Michael.  Expansion of our business development efforts is an investment in our future.  2010 revenue totals are directly dependent on our ability to maximize both new vehicle and Total Life Cycle Support sales.  With regard to new orders, as we move forward to execute the 2010 budget, we are also sensitive to planning the business for 2011.  Year to date, we have received $660 million of new orders, driven largely by improvement in our Total Life Cycle Support or after market efforts.  We believe that this business, along with what could prove to be a significant modernization effort will likely be a major portion of Force Protection’s business model, supplementing an aggressive vehicle sales program.

Force Protection continues to make positive moves with regard to increasing vehicle sales, improving the provisioning of spare parts, continuing to upgrade and modernize our fielded fleet of vehicles, and increasing field service representative support of our vehicles.

Buffalo is the cornerstone of the US Army’s Mine Protected Route Clearance Vehicle program, and has set the current standard for survivability in neutralizing the effects of landmines, direct fire, and IEDs.  As the US government and our allies shift focus from Iraq to Afghanistan, the Buffalo is the vehicle of choice for IED detection and subsequent elimination.  The Buffalo has the unqualified support of its prime customer, the US Army, as evidenced by their ongoing orders for this critical asset.

Cougar continues to be a mainstay for US military forces in Iraq and Afghanistan.  Upgrades and vehicle reset programs currently being conducted at our Vehicle Support Facility in Kuwait include the incorporation of the independent suspension system in our baseline vehicle.   Additionally, we have received orders to expand our Kuwait operations to provide hull integrity repair operations, warehousing operations, and to establish operations to be ready to perform upgrade installations when ordered by the Joint Program Office, to include driver’s vision enhancement, automated fire extinguisher system, gyro-cam installation, and other upgrades to the vehicles as determined by the MRAP Joint Program Office.  We have been tasked with being prepared to provide manpower to conduct maintenance repair operations as part of the Joint Program Office Forwards Fully Mission Capable line at their MRAP support facility in Kuwait, and have received an order to establish independent suspension system installation operations in Afghanistan.

Upgrades to the Cougar platform are vital and support our goal of ensuring that it is the platform of choice for our war fighting forces overseas, now and for the foreseeable future.  We continue to strive to ensure that military units operating from our vehicles will have a platform that houses the best in survivability.  Implementation of a long-term upgrade and modernization program for Cougar will increase the already high level of confidence and value the vehicle represents in the field, at a cost that makes economic sense to the customer in this budget environment.

For our UK allies, the Cougar variants, Mastiff and Ridgeback have performed extremely well in theater.  Both platforms continually receive praise from UK troops enabling them to perform their mission in even the most difficult situations.   We take great pride in the performance of these vehicles, and will continue to supply our UK allies with a combat proven asset that is leading to additional orders.

For 2010, we expect to receive orders, and to deliver additional Wolfhound, Mastiff, and other variants to the UK Ministry of Defence.  We have already received long-lead funding for some of these vehicles.  We believe that the UK will find a long-term role for these vehicles.  Additionally, we continue to engage in active communication with the UK MoD, and we are working together to ensure upgrades to their vehicles are a priority.

Another Cougar variant program, the Iraqi Light Armored Vehicle, or ILAV, has seen 607 vehicles successfully deployed.  We expect to see additional orders for this vehicle in the current quarter and in 2010.  Under our agreement with BAE Systems, half of these vehicles are built by Force Protection, and half by BAE.  Force Protection receives a royalty on all vehicles delivered by BAE, and Force Protection owns the total life cycle support for all ILAV vehicles, regardless of manufacturer.  This Cougar variant has proven to be a durable and cost-effective platform for our customers.

In our program management and business development activities, we recognize the value of Force Protection’s ability to provide not only superb survivability solutions to the end user, but also platforms from which to employ a wide array of command, control and war-fighting functions.  In response to this need, Force Protection has developed an open architecture C4ISR system for Cougar vehicles.  This is an important expansion of the scope of design and implementation work over that which we have traditionally provided, and we are very pleased to demonstrate expanded capabilities and full solutions to our customer.

Regarding new families of vehicles, Ocelot will lead the way in providing next-generation technology, as well as upgraded survivability solutions.  We are actively engaged with the UK MoD in the Light Protected Patrol Vehicle, or LPPV, program, where we expect there will be an initial requirement for 400 vehicles.  Also, Force Protection has offered the Ocelot in response to the Australian government’s request for proposal for the Protected Mobility Vehicle Light program, known as Land 121.  For this program, if we are down selected, six prototype vehicles will be built in 2010 for test and evaluation, with a total requirement of 1,300 vehicles beginning in 2012.

Additionally, we are presenting the Ocelot, as well as the Cougar, to the Canadian government as possible solutions to their Tactical Armored Patrol Vehicle, or TAP-V program.  The total vehicle requirement for TAP-V is 500 with an option for an additional 100.

From the research that we have conducted, many of our allies will be moving to a lighter weight, armor protected vehicle, and we believe Ocelot will prove to be a viable candidate to meet those needs.

We have re-evaluated the Cheetah program and we are actively engaged in determining markets where this vehicle could be employed.  We believe that there are several potential customers beyond traditional military customers, including homeland security, private security contractors and NGOs.  This vehicle may ultimately help our efforts to further expand our customer base.

In addition to our strong and improving capabilities in protecting troops against blast events, we are continuing to invest in improvements in ballistic protection.  Our Force Armor product line has accounted for $40 million of revenue in 2009, and we are making excellent progress reducing weight and cost, as well as improving performance against other threats.  Our Force Armor product line is an important component in our strategy to offer a full range of survivability solutions.  We continue to remain engaged with the M-ATV program regarding evolving requirements and possible award for an EFP solution.

Finally, the business development strategy for Force Protection is built on the belief that the key to success is for us to be forward-leaning in terms of product development and to anticipate, develop, and market new products that address emerging opportunities.  Our competitive edge is based on an ability to quickly innovate, and we intend to maintain that edge.  We will continue to work with the US government on future vehicle requirements, as well as ensure that we are ready to meet the needs of foreign military partners.  Additionally, we will continue to grow our Total Life Cycle Support services so that we can remain actively engaged in the total life of our vehicle programs.  Again, our goal is to provide the end user with a vehicle and associated support systems second to none.

Michael, I will now turn it back over to you.

Michael Moody:                                                                                                          Thank you, Randy.  In the last few weeks I visited our facility in Kuwait where the independent suspension upgrades to Cougar vehicles are being undertaken, along with other work to bring these vehicles to full mission capable status.  I was very pleased to see how efficient and effective our Kuwait operation is, and I was also pleased to catch up with many Force Protection employees who have transferred to Kuwait from our Ladson facility.  Most importantly, our customer is delighted with Force Protection’s performance in Kuwait.

In many ways Kuwait has become MRAP central.  Many MRAPs are passing through there, particularly as the drawdown from Iraq proceeds.  Many of the MRAPs I saw in Kuwait are destined for training or reserve fleets.  Not the Cougars.  The Cougars are fully mission capable, and with independent suspension they are being deployed to Afghanistan as quickly as possible.

Even Cougars yet to receive the independent suspension upgrades are considered too valuable to leave the fight in Afghanistan, so the customer has contracted Force Protection to replicate our Kuwait capability as far forward as possible in that country.  This presence in Kuwait and Afghanistan complements our strong base of field service representatives, now over 350 worldwide, including field service representatives in every province in Afghanistan.

All of this activity demonstrates what Force Protection’s strategy is all about.  We saw where the customer was and we went there.  Based on that, we won significant contracts to improve and modernize our current vehicles, to keep them relevant to the fight and the customer’s needs.  We executed well and delighted the customer.  Now we will move further forward and execute again.  Meeting the customer’s requirements and providing the war fighters with what they need.

What we are doing is we are increasing our engagement with our customers and our vehicles.  We are modernizing and upgrading our existing platforms that are performing so well.  We’re exceeding the customer’s expectations with our performance and leveraging the knowledge gained to develop new survivability solutions for current and future vehicles.

These actions provide us with ongoing recurring revenue and the strength and credibility to win business with the broader range of products and customers that are so important to Force Protection’s future.

That broader range of products and customers is coming from new vehicle platforms such as the Ocelot, improved blast and ballistic protection in response to the changing threats.   Also, as we move out to contribute to survivability all

the way from detection to protection, Force Protection is becoming a much broader company, from providing added value to our customers in the area of total life cycle support solutions.  We are positioning the Company to be valued as a survivability solutions provider for land based vehicles, our vehicles and other vehicles, both existing and for new procurements.

As I have said to our employees, I expect and our customers expect that our company will perform as well as our products.

With the great performance in Kuwait and elsewhere, I think we are getting there.

I would like to now open the call up to your questions.

Operator:                                                                                                                                          Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.  One moment, please, while we poll for questions.

Our first question is from Mr. Chris Donaghey, with Sun Trust Robinson Humphrey.  Please proceed with your question.

Chris Donaghey:                                                                                                   Hi, good evening, guys.  Excellent quarter, amazing job on revenue there.

Michael Moody:                                                                                                        Thank you.

Chris Donaghey:                                                                                                   First of all, Michael, just kind of continuing on the theme of Cougars in Afghanistan.  You know, there was a story published in the Washington Times that painted the Stryker, in particular, in a very unfavorable light, and depending on how you wanted to do the calculation, it was - the Strykers are basically being destroyed at an annualized rate somewhere between 15 and, say, 20%.  Can you talk about who is using the MRAPs?  Are you seeing demand from the Army to want more of, I’m sorry, not MRAPs, I should say Cougars.  Who is using the Cougars today in Afghanistan?  Are you seeing more attention from the Army?  How are they performing from a mobility standpoint?  Just kind of provide us a broader range of a view on Afghanistan, and, if possible, can you give us a comparable attrition rate for your vehicles in either theater?

Michael Moody:                                                                                                        Okay, some of that ground I can cover, and unfortunately, some of it I can’t.  But let me give you a broad outline.  It’s not a surprise to you, and that story is indicative that the challenge in Afghanistan is extraordinary, and the threat is evolving, so you’re seeing that it’s challenging and becoming more challenging.

As far as our vehicles are concerned, our vehicles are used by all the services.  As you know, we principally deliver them to the Marines, but the US Army has a significant number of our vehicles also.  The US has some vehicles that it purchased, and some vehicles that it has on loan, is probably the right expression, from the Marine Corps.

The vehicles are being very actively used in Afghanistan.  The mobility, I suppose the best way to put it is the vehicles can certainly operate in Afghanistan. With the independent suspension, the mobility and the ability to access in those difficult situations is substantially enhanced.  What we’re finding is that the work in Kuwait is producing a good flow-through of independent suspension vehicles.  Obviously, standing this capability up in Afghanistan is going to increase that even more so.

In terms of the performance of the vehicles, our vehicles still perform extremely well.  As I said, the threats are evolving, we’re aware of that, and we are talking with our customers about how we respond to that.  But in terms of the numbers that you quoted, our experience is nothing like that with our vehicles.

Chris Donaghey:                                                                                                   Okay.  And if I’m not mistaken, and I don’t know, Charlie, maybe help me with how you’re coming to this calculation, but, in the past the Company had talked about delivering somewhere between 12 and 15 Buffalos per month.  Presumably, that was an all-in number; US production plus international.  But saying 100 total Cougars next year, is that simply—is that just to the Army, or are you kind of reducing expectations on Buffalo production for next year?

Michael Moody:                                                                                                        It was just Buffalos.  Charlie is conservative, it’s probably the best way to say it.

Chris Donaghey:                                                                                                   Okay, and then …

Michael Moody:                                                                                                        Well, let Charlie add some more.

Chris Donaghey:                                                                                                   Okay.

Michael Moody:                                                                                                        We have received orders from the Army for Buffalos.  We expect to continue to receive orders for Buffalos.  We are producing Buffalos at a much faster rate than the rate that Charlie’s predicted for next year, but we also recognize that to some extent in the second half of the year we’ve been catching up as we got our house in order this year.  So if we’re taking a relatively conservative view, I think we’re talking about those sorts of numbers.  Certainly, with discussions we’re having between the US Army and other customers, we could be producing Buffalos at a somewhat higher number than that, absolutely.

Chris Donaghey:                                                                                                   Okay.  And then just one last question on the Ocelot itself.  Can you talk a little bit about the internal testing that has been conducted for the vehicle; the relative performance there, and any official testing that may be available from the UK MoD, or how they’re viewing your internal test results as we go into the LPPV program?  And, you know, finally, just a little bit of a snapshot of the timeline of the decision-making process for LPPV?  Thanks.

Michael Moody:                                                                                                        The testing has really been—the testing we can talk about has really been internal testing of our own.  And the testing has been principally testing around survivability and some testing around mobility.  We certainly see with a vehicle of this size, the independent suspension, the four-wheel steering, the light-weight that the vehicle certainly performs well from a mobility or operational point of view.  And from a survivability point of view, just in general terms, which is all I’d like to say, is that we see this vehicle as having the same levels of survivability as our Cougar vehicles, and that’s borne out by the tests.  We’re delighted with those results.   And it’s quite—it’s pleasing to us, and we think quite a step forward to be able to get these levels of survivability in such a lighter vehicle, because the weight and the mass is your friend in the situation, and to be able to make this move forward and still get these high levels of survivability is very pleasing for us.

In terms of the timeframe, we are currently in the process of building vehicles for the UK government to test.  We are being asked to have those vehicles available early next year, and by early next year I mean by the middle of January, and we understand those tests are going to be very actively undertaken.  And the UK MoD is looking towards finalizing their business case and awarding an order in late spring or summer of next year.  This is moving along at an urgent operational requirement pace.

Chris Donaghey:                                                                                                   Okay.  And just along that same line, the timeline for the Australian program?

Randy Hutcherson:                                                                                     This is Randy, Chris.  The Australian program, they’re looking in the March timeframe to down select to one or two awardees that would produce six prototypes that would be delivered late in 2010, the December timeframe of 2010 to be tested and evaluated, and then a further down select between those vehicles and possibly a JLTV representative vehicle early in the following year.

Chris Donaghey:                                                                                                   Okay, great.  Thanks, Randy.

Randy Hutcherson:                                                                                     Yes.

Michael Moody:                                                                                                        Thank you.

Operator:                                                                                                                                          Our next question comes from the line of Joe Maxa with Dougherty & Company.  Please proceed with your question.

Joe Maxa:                                                                                                                                         Thank you.  Michael, help me understand the replica of your business in Afghanistan.  Is this going to be for existing Cougars already under contract to be upgraded with independent suspension, or is this new vehicles?

Michael Moody:                                                                                                        The work is work, which is basically the same as the work we’re doing in Kuwait.  We’ll, in fact, see the Afghan operation from Kuwait, and then bring additional people in.  To a large extent, the orders of materials, the independent suspensions have already been made.  We’re just now getting the awards for the people there who will do the work.  However, I will add that we believe as these vehicles are being fitted with independent suspensions and being fielded, that there’s a reasonable prospect we will get additional orders for independent suspensions and for those upgrades.

Joe Maxa:                                                                                                                                         Okay, and you talked about a strong Q4, ex the Force Armor order.  Are we suggesting it’s going to be similar to Q3?

Michael Moody:                                                                                                        Q3 was a record number for Force Protection.  I think in the short-term we’re going to have trouble replicating that.

Joe Maxa:                                                                                                                                         And on the Buffalo in Q4, is that a similar answer?

Michael Moody:                                                                                                        The Buffalo is still proceeding at a pretty good pace.  I’m not quite sure we’re going to get to the same numbers, but I think I can say to you that we’re still producing Buffalos at similar numbers to the numbers we produced in the third quarter.  So I don’t know that we’re actually going to break that record that we did in the third quarter, but we’re not going to be that far short.

Joe Maxa:                                                                                                                                         Now the root of the gross margin being a little bit lower than anticipated, was that primarily with the third-party contracting for your spare parts?

Michael Moody:                                                                                                        It had some influence on it, but the other part of it, Joe, is that it’s part of this transformation.  It’s relatively easy—I suppose I can say that—it’s relatively easy to look at the direct costs.  What are the direct costs, what are the material costs, and ensure that we adjust those appropriately in proportion to our production as the production orders have ebbed and flowed to some extent, what we’re really now determined to do, and we’re taking the action, is to ensure that we address the overheads; that we address the other costs that are associated with the manufacture of these vehicles, which are not the direct costs.  So what we’re doing now with the announcement that we made at the end of September, is really attacking those overheads as well as direct costs.  So I think the answer to your question is it was the ebb and flow of our orders, and it was, to some extent, the overheads, which we are now addressing.

Joe Maxa:                                                                                                                                         And you’re expecting to see improvement in Q4 immediately?

Michael Moody:                                                                                                        Yes, we are, and then, as Charlie said, it’s going to go into next year, but you’ll start to see improvements in this quarter, that’s our belief.

Joe Maxa:                                                                                                                                         All right, thank you.

Michael Moody:                                                                                                        Thank you very much.

Operator:                                                                                                                                          Our next question is from the line of Jim McIlree with Collins Stewart.  Please proceed with your question.

Jim McIlree:                                                                                                                         Thank you.  Good evening.

Michael Moody:                                                                                                        Jim, good evening.  How are you?

Jim McIlree:                                                                                                                         Great, thank you.  Can you walk me through the independent suspension numbers that are left to deliver, as well as, if you could clarify the materials versus the service work on that, both what you’ve reported and what’s still to be done, that would be appreciated.

Charlie Mathis:                                                                                                         Yeah, Jim, hi, this is Charlie.  I think to date, through September 30th, we delivered 840 out of 2,054 of the independent suspension kits, and we expect to be substantially complete by the end of the year.  There will be some that goes out into the first quarter of 2010, but substantially complete by the end of the year.

Jim McIlree:                                                                                                                         And the service and support revenue that you reported in Q3, does that include the service work on the independent suspensions, or is that just the material work?

Charlie Mathis:                                                                                                         Yes, that’s the service work, also, which, you know - the delivery of the kits obviously came before all of the install work that’s going to be there, and the install work is going to go heavily into the first quarter of 2010.

Jim McIlree:                                                                                                                         Okay, so the 68.9 million that you talked about in the Q, that’s primarily the materials?

Charlie Mathis:                                                                                                         That’s the materials.  That’s right.  That’s the 840 kits.

Michael Moody:                                                                                                        And in regard to that, certainly true in regard to Kuwait, and it is in Afghanistan, because that operation is going to start right towards the end of this year and push well into next year as well.

Charlie Mathis:                                                                                                         And sorry, I shouldn’t say that’s 840 kits, 840 is year to date kits.

Jim McIlree:                                                                                                                         Okay. So just to be completely obtuse on my part, the materials continue into Q4, and then in Q1 and beyond —  that’s when you get some recurring — non recurring, but that’s when you get the service to actually install it on the Cougars?

Charlie Mathis:                                                                                                         We’re actually installing service now.  We started deploying field service reps to Kuwait beginning of July, and a build-up over there has been taking place and …

Randy Hutcherson:                                                                                     But the operation really started in earnest in August, and it’s continuing to ramp up now in Kuwait with respect to installations, and we’re—I want to say eight to 10 vehicles a week.

Michael Moody:                                                                                                        They’re running five a day.

Randy Hutcherson:                                                                                     Five a day, that’s right.  Five a day right now, with a ramp-up of people to get to eight to 10 a day in Kuwait, and we’re putting the final touches on the plans to deploy folks to Afghanistan to set up smaller cells, but to be able to do four to five vehicles a day in Afghanistan as well.

Jim McIlree:                                                                                                                         Okay, great.  And so the—assuming there are, and I know that this isn’t the case, but if we assume that there are no more orders for the independent suspension, when does everything kind of roll-out?  When is it all complete, Q1 or Q2 of next year?

Michael Moody:                                                                                                        It’ll be well into Q2, and probably longer than that.  I think it will go to the middle of next year, at least, assuming there are no additional orders, and that’s not what we expect.

Jim McIlree:                                                                                                                         Right, right, I got that.  Okay.  Just a little bit on operating expenses.  Once the charges are done and the restructuring is complete, what dollar target do you have for operating expenses on an either quarterly or annual basis?

Charlie Mathis:                                                                                                         Well, we think that we can lower the G&A expenses another couple of million, probably, a quarter, roughly.  Some of it depends on the sales, and the timing of the sales, and the activities that we have going on.   So even this quarter, as you saw, the operating expenses were much lower than that 10% of sales that we’ve been talking about, so that’s kind of what we’re looking at, Jim.

Michael Moody:                                                                                                        I tend to look at this, Jim, and I think we may have covered this on some earlier calls, I recognize the high revenue levels we had this quarter, and I look at these expense numbers, obviously, in terms of where we’re spending the money, but also as percentages.  And we’re looking at this—we’re targeting this 20% for the gross profit line, or better, and then between research and development and general and administrative expenses, we’re targeting at 10%.  So that’s the view that I take in terms of this, as another way of looking at it.

Jim McIlree:                                                                                                                         Right, okay.  And, I think—this is my last one.  The accounts receivables, it looks like the turns are pretty much in line with what you’ve done in prior quarters, but obviously the number is much higher given the higher revenue base.  Is there anything special about the receivables that I should be aware of?

Charlie Mathis:                                                                                                         Yes, there’s—in addition to the receivables, just due to the higher sales, there are, if you look in the Q, about 80 million of unbilled, which relates to the ability to definitize these contracts.  And it’s something we’re certainly working on in the fourth quarter to get the contracts definitized so that we can bill the full amount.  So that was one aspect of it that led to the higher accounts receivable balance.

Michael Moody:                                                                                                        Jim, just to add briefly to that.  The structure under which we operate is that we—until we’ve submitted a fully compliant proposal, we can only bill at 49%, and then it goes to 75%, and then 100%.  And as we’ve strengthened our program management with Randy coming in, and other people in these areas, we really are focused now on ensuring we deal with these issues much earlier on in the process.  We get a fully definitized contract, we can bill at 100% and get the cash in.  So it’s a substantial move forward, particularly with big contracts like the Buffalo and things like that, it’s important that we get those things done, and get them done early on.

Charlie Mathis:                                                                                                         And the independent suspension kits that we just talked about, that was another one in which we didn’t get fully definitized and able to bill until October, so you’ll see that number coming down. Because that was at 75%, and we could only bill up to that level.  Now that we have it definitized, it’s 100%.

Jim McIlree:                                                                                                                         Okay, so the ISS is now definitized, but you’re still trying to definitize the Buffalo, is that correct?

Charlie Mathis:                                                                                                         Correct.  That’s correct.

Michael Moody:                                                                                                        That’s exactly right.

Jim McIlree:                                                                                                                         Okay, I’ll hop back in queue.  Thank you.

Michael Moody:                                                                                                        Great, thank you.

Operator:                                                                                                                                          As a reminder, if you would like to ask a question, it’s star, one on your telephone keypad.

Our next question is from the line of Josephine Millward with Dougherty & Company.  Please proceed with your question.

Josephine Millward:                                                                               Good evening.

Michael Moody:                                                                                                        Josephine, good evening.

Josephine Millward:                                                                               Hi, Michael.

Michael Moody:                                                                                                        Hi.

Josephine Millward:                                                                                 Michael and Randy, you talked about new opportunities; vehicle opportunities overseas.  Can you talk about whether you foresee any new vehicle opportunities in the US?

Michael Moody:                                                                                                        Yes, Randy can talk to it.  Let me talk about it briefly.  We certainly see — we discussed a fair bit on the call, where we see this lighter vehicle, the LPPV in the United Kingdom, then Australia, and Canada, but certainly we see a vehicle like that is applicable here.  I think that it’s directly applicable to the expeditionary requirements that the Marine Corps has, and other requirements as well.  So certainly as far as a lighter vehicle with high levels of survivability is concerned, we certainly see a product like that can be valuable.

Aside from that, I think that although budgets are constrained, there are other opportunities, which we—as we look at a little bit further, which can be valuable for Force Protection, and you can look at it as platforms that can be Force Protection platforms, or Force Protection’s opportunity to participate with others where it can bring our survivability solutions to someone else who is bringing a land platform to the US military.  So I think between all of those, there are certainly opportunities for us.

Randy Hutcherson:                                                                                       Right, and I would just—along the lines, with respect to the last part that Michael was discussing, the way I look at it is that, and the way we’re looking at it is that there shouldn’t be any land platforms for the US military that we don’t participate in in one way or another, or at least don’t try to participate in a team, one way or another.  Even if it’s a vehicle that may not be focused in our core area of vehicles that we’ve developed to date, certainly the Secretary of Defense has indicated that vehicles that are procured in the future should have this mine protection built in from the beginning, and we clearly believe, still believe that we are in front of other people in that regard, and that the opportunity to participate, whether we develop the program from the ground up, or whether we provide some survivability solution to an existing vehicle with an existing—with some other OEM, we believe that we’ve got something to offer there, and there’s opportunity space for us to play in those programs.

Josephine Millward:                                                                                 Randy, are you looking for an upcoming solicitation for the Marine’s expeditionary vehicle?

Michael Moody:                                                                                                          Let me just answer that.  A lot of that, I think, is going to depend on the length of the engagement in Afghanistan.

Josephine Millward:                                                                                 Right.

Michael Moody:                                                                                                          The view we’re taking at this stage, which may or may not be true, but the view we’re taking is that while that engagement continues, these Cougars are going to be actively used in Afghanistan.  I think when that engagement finishes, then I think this becomes more of an issue in terms of what’s the longer-term requirement for the Marines.

Randy Hutcherson:                                                                                       Right.  I think we’ve certainly heard the Commandant say that he does not believe the M-ATV or the current plans on JLTV to meet the Marine Corps’ needs, so we would think they would be looking at something else, and we’re talking to them about that.  There currently isn’t a program that they’ve got put together that you could see on the books somewhere, but we believe that there are opportunities there that we need to take a look at and help shape as we move forward.

Josephine Millward:                                                                                 Okay, that’s very helpful.  Thank you.  Can you help me—you talked about you expect more orders from the UK government for Wolfhound, Mastiff, or Ridgeback.  Can you help us think about what demand might look like next year?  I have the same question for ILAV, as well.

Michael Moody:                                                                                                          Okay, in terms of the UK government, obviously we don’t have these orders, and so this is, to some extent, speculation on our part, but I think that if we look at how successful the vehicles are and then some of the plans, I think we could look in the range between 100 and 200 vehicles as not unreasonable.

Randy Hutcherson:                                                                                       Right.

Josephine Millward:                                                                                 That’s for all the vehicles to the UK government?

Michael Moody:                                                                                                          For the UK government.  Additional orders from the UK government, I think we can say in the range of 100 to 200 vehicles.

Josephine Millward:                                                                                 Okay.

Michael Moody:                                                                                                          In terms of the ILAV, I think that there is the opportunity, is probably the best way of putting it, for a much larger order than that, where the ILAV could be used in a number of countries; obviously, Iraq, Afghanistan, potentially Pakistan.  And the numbers that we have heard, in general terms, are of the order for about 1,000 vehicles.

Randy Hutcherson:                                                                                       And obviously those orders depend a lot on those countries having the funds or — to put the case together to buy those vehicles.

Josephine Millward:                                                                                 Thank you very much.

Michael Moody:                                                                                                          Thank you, Josephine.

Operator:                                                                                                                                          Our next question is a follow-up question from the line of Jim McIlree with Collins Stewart.  Please proceed with your question.

Jim McIlree:                                                                                                                         Thank you.  I just wanted to go over the numbers again on the independent suspension.  If my notes are correct, you’ve received approximately $180 million in orders for the kits themselves, and approximately $115 million for the service.  Is that correct?

Charlie Mathis:                                                                                                         I don’t have the numbers in front of me.  I was thinking it was more like 220 and 80, or something like that.  Randy’s nodding his head, that he thinks …

Randy Hutcherson:                                                                                       I think the kits certainly were over 200 million.

Charlie Mathis:                                                                                                         Right.  Yes, I think it’s more like 210 to 220, and then about 75 to 80 million of install, if I remember correctly.

Jim McIlree:                                                                                                                         Okay, great.  That is helpful.  Thank you very much.

Michael Moody:                                                                                                        Thank you.

Operator:                                                                                                                                          There are no further questions at this time.  I would like to turn the floor over to management for closing comments.

Michael Moody:                                                                                                        Thank you very much.  Thank you, everyone, for joining us on the call this afternoon.  We obviously look forward to our next quarterly call, which will be for the end of the year.  So thank you very much, everyone.  Thank you.

Operator:                                                                                                                                          This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.